CIRCON CORPORATION

                          SUPPLEMENT
                      TO PROXY STATEMENT
            FOR 1995 ANNUAL MEETING OF SHAREHOLDERS


     On April 25, 1995, Circon Corporation ("Circon") and Cabot Medical Corporation ("Cabot") jointly announced the signing of a definitive agreement to merge the companies. Under the terms of the agreement, Circon will issue 0.415 share of Circon Common Stock in exchange for each outstanding share of Cabot. The exchange of shares will result in Cabot becoming Circon's wholly owned subsidiary. Circon will also assume the outstanding Cabot stock options, which will become options to purchase Circon Common Stock, with appropriate adjustments to the number of shares and option exercise price of each Cabot option.

     Cabot is the largest U.S. producer of gynecology sterilization and gynecology-laparoscopy suction/irrigation devices and has the largest share of the U.S. urology premium stent market.

     The merger is subject to various conditions, including the approval of shareholders of both companies. A special meeting of Circon shareholders will be held for this purpose, probably in July. Shareholders will receive another proxy statement in connection with that special meeting.

     In view of the pending merger with Cabot, this Supplement provides additional information concerning three items of business described in the proxy statement for the Annual Meeting to be held on June 1.

     1. Election of Director. As described in the proxy statement, the shareholders will elect one Class II Director at the Annual Meeting. The Board's nominee for that position is Rudolf R. Schulte, who currently serves on the Board. The terms of the agreement with Cabot provide that, at such time as the merger becomes effective, the Circon Board will appoint Warren G. Wood, Chief Executive Officer of Cabot, to be a Class II Director. The Class II Director elected at the Annual Meeting will retain his position, so that there will then be two Directors in each of Class I, Class II and Class III.

     2. Amendment to 1993 Stock Option Plan. As described in the proxy statement, the shareholders at the Annual Meeting will vote upon the proposal to increase by 1,000,000 the number of shares in the 1993 Stock Option Plan. The currently outstanding Cabot stock options to be assumed by Circon under the terms of the merger will not be issued under the 1993 Stock Option Plan. The additional 1,000,000 shares will be available for future option grants to employees of Circon and its subsidiaries, including Cabot employees if the merger is approved by the shareholders.

     3. Shareholder Proposal to Recommend That the Board Declare a Cash Dividend. In connection with the merger, Circon may be required to retire certain indebtedness of Cabot. Funding this and future working capital requirements could involve Circon incurring new indebtedness of approximately $50 to $75 Million. It is likely that the terms of any such new indebtedness would prohibit the payment of cash dividends, at least until a substantial portion of the debt is repaid.


April 26, 1995